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                                                                   EXHIBIT 10.41

                              EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement") is made and entered into by WINSTON HOTELS, INC., a North Carolina corporation (hereinafter the "Corporation"), and JAMES P. FREY (hereinafter the "Employee").

     The Corporation desires to employ Employee and Employee desires to accept such employment on the terms set forth below.

     In consideration of the mutual promises set forth below and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the Corporation and Employee agree as follows:

     1. EMPLOYMENT. The Corporation employs Employee and Employee accepts employment on the terms and conditions set forth in this Agreement.

     2. NATURE OF EMPLOYMENT.

          Employee shall serve as the Vice President Barclay Design of the Corporation and shall have such responsibilities and authority consistent with such positions as may be reasonably assigned to him by the Board of Directors of the Corporation. Employee shall devote his full time and attention and best efforts to perform successfully his duties and advance the Corporation's interests. Employee shall abide by the Corporation's policies, procedures, and practices as they may exist from time to time.

     During this employment, Employee shall have no other employment of any nature whatsoever without the prior consent of the Corporation;

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provided, however, this Agreement shall not prohibit Employee from personally owning and dealing in stocks, bonds, securities, real estate, commodities or other investment properties for his own benefit.

     3. COMPENSATION AND BENEFITS.

          (a) Salary. Compensation for Employee's services under this Agreement initially shall be One Hundred Forty-Three Thousand Five Hundred Dollars ($143,500) per year, payable in accordance with the Corporation's reasonable policies, procedures, and practices as they may exist from time to time. The Employee's salary shall be reviewed annually by the Corporation's Chief Executive Officer or Board of Directors as of December 31 and by February 15 of each year and may be changed in the CEO's or Board's reasonable discretion.

          (b) Bonus. Employee shall be entitled to earn an annual bonus of up to fifty percent (50%) of his annual salary with the specific amount to be reviewed and determined annually by the Corporation's Board of Directors.

          (c) Benefits. Employee may participate in any medical insurance or other employee benefit plans and programs which may be made available from time to time to other Corporation employees at Employee's level; provided, however, that Employee's participation in such benefit plans and programs is subject to the applicable terms, conditions, and eligibility requirements of those plans and programs, some of which are within the plan administrator's discretion, as they may exist from time to time.

          (d) Expenses. Employee shall be reimbursed by the Corporation for any reasonable expenses incurred by Employee on behalf of the Corporation or in connection with Employee's performance of his


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duties hereunder. Such reimbursement shall be in accordance with the
Corporation's practices or policies as they may exist from time to time.

          (e) Vacation. Employee shall be entitled to four (4) weeks of vacation each year. Such vacation shall be taken in accordance with the Corporation's policies and practices as they may exist from time to time.

     4. TERM OF EMPLOYMENT. Unless terminated earlier as provided herein, the original term of employment under this Agreement shall be for three (3) years commencing on the date hereof. Upon the expiration of the original term of employment or any subsequent term, this Agreement shall be automatically renewed for an additional one (1) year period unless either party gives the other ninety
(90) days prior written notice of intent not to renew.

     5. TERMINATION OF EMPLOYMENT.

          (a) With Notice. Either the Corporation or Employee may terminate this Agreement during the original or any extension term of employment by giving ninety (90) days prior written notice to the other party. If the Corporation terminates this Agreement with such notice, or gives a notice of non-renewal pursuant to Section 4 of this Agreement, then Employee shall be entitled to an amount equal to the sum of (i) the Employee's then current monthly salary multiplied by 12 plus (ii) an accrued bonus amount equal to 50% of the Employee's then current annual salary pro rated from the first day of the calendar year in which such notice is given through and including the day and date that the Employee leaves the employment of the Company, with said amount to be paid in a lump sum upon the date of termination of this Agreement.

          (b) Cause, Disability, or Death. The Corporation may terminate Employee's employment immediately for "Disability," "Cause,"


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or in the event of Employee's death. For purposes of this Agreement, Disability shall mean a mental or physical condition, or both, that substantially interferes with Employee's ability to perform satisfactorily his usual duties for the Corporation for a period of more than six (6) consecutive months upon the certificate of a qualified physician approved by the Corporation. For purposes of this Agreement, Cause shall mean: (i) any act of Employee's in connection with his employment and relating to the Corporation's business, including but not limited to, gross negligence, which is materially detrimental to the Corporation's interests; (ii) any act of willful misconduct, unlawfulness or dishonesty by Employee in connection with his employment, which is materially detrimental to the Corporation's interests; (iii) the Employee's failure to (a) perform his job in a reasonably satisfactory manner following two consecutive notice and cure periods as set forth below; or, (b) comply with the Corporation's reasonable directions; or (iv) Employee's material breach of this Agreement. Employee shall be given written notice and a thirty (30) day opportunity to cure any deficiencies arising under Sections 5(b) (i), (iii) and
(iv) above.

     In the event of termination for Cause, the Corporation's obligation to compensate Employee ceases on the date of termination except as to the amounts of salary due at that time. In the event of termination for Disability, the Corporation shall pay Employee's then current annual salary (reduced by any payments Employee receives from disability insurance) and any bonus to which he may be entitled equal to 50% of the Employee's then current annual salary for a period of one year from the date of termination. In the event of termination for death, the Corporation shall pay Employee's estate any salary and prorated bonuses to which he may be entitled as of the date of termination.


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     6. NON-COMPETITION AND NON-SOLICITATION.

     (a) During the Executive's employment with the Company and for a period of eighteen (18) months following the Executive's Date of Termination, the Executive shall not, for himself or on behalf of or in conjunction with any other person, persons, company, firm, partnership, corporation, business, group or other entity (each, a "Person"), work in the principal line of business engaged in, or planned to be engaged in, by the Company at the Date of Termination within any state where the Company is doing business or has plans for commencing business as of the Date of Termination. The Executive's passive ownership of less than five percent (5%) of the securities of a company shall not be treated as an action in competition with the Company.

     (b) Executive hereby acknowledges and agrees that his employment with the Company places him in a position of trust and confidence with respect to the business operations, customers, prospects and personnel of the Company. He agrees that, due to his position and knowledge, his engaging in any business that directly competes in the principal line of business as the Company will cause the Company significant and irreparable harm.

     (c) In consideration of the compensation and benefits extended to him under this Agreement, Executive agrees that, during the term of Executive's employment by the Company and for eighteen (18) months following the Date of Termination, the Executive shall not, for any reason whatsoever, directly or indirectly, for himself or herself or on behalf of or in conjunction with any other Person:

          (i) solicit and/or hire any Person who is on the Date of Termination, or has been within six (6) months prior to the Date of Termination, an Executive of the Company or its affiliates;


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          (ii) solicit, induce or attempt to induce any Person who is, at the
          Date of Termination, or has been within six (6) months prior to the Date of Termination, an actual customer, client, business partner, or a prospective customer, client, business partner (i.e., a customer, client or business partner who is party to a written proposal or letter of intent with Company, in each case written less than six (6) months prior to the Date of Termination) of the Company, for the purpose or with the intent of (A) inducing or attempting to induce such Person to cease doing business with Company or its affiliates,
          (B) enticing or attempting to entice such Person to do business with Executive or any affiliate of Executive, or (C) in any way interfering with the relationship between such Person and Company or its affiliates; or

          (iii) solicit, induce or attempt to induce any Person who is or that is, at the time of the Date of Termination, or has been within six (6) months prior to the Date of Termination, a supplier, licensee or consultant of, or provider of goods or services to Company or its affiliates, for the purpose or with the intent of (A) inducing or attempting to induce such Person to cease doing business with Company or its affiliates or (B) in any way interfering with the relationship between such Person and Company or its affiliates.

     (d) Because of the difficulty of measuring economic losses to Company as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to Company for which it would have no other adequate remedy, Executive agrees that the foregoing covenants in this
Section 6, in addition to and not in limitation of any other rights, remedies or damages available to Company at law, in equity or under this Agreement, shall be enforced


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by Company in the event of the breach or threatened breach by Executive, by injunctions and/or restraining orders.

     (e) It is agreed by the parties that the covenants contained in this
Section 6 impose a fair and reasonable restraint on Executive in light of the activities and business of Company on the date of the execution of this Agreement and the current plans of Company; but it is also the intent of Company and Executive that such covenants be construed and enforced in accordance with the changing activities, business and locations of Company and its affiliates throughout the term of these covenants. Executive also acknowledges that this restraint will not prevent him from earning a living in his chosen field of work.

     (f) The covenants in this Section 6 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth herein are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that such court deems reasonable, and the Agreement shall thereby be reformed to reflect the same.

     (g) All of the covenants in this Section 6 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against Company whether predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by Company of such covenants. It is specifically agreed that the duration of the period during which the agreements and covenants of Executive made in this Section 6 shall be effective shall be computed by excluding from such computation any time during which Executive is in violation of any provision of this Section 6.


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     (h) Notwithstanding any of the foregoing, if any applicable law, judicial ruling or order shall reduce the time period during which Executive shall be prohibited from engaging in any competitive activity described in Section 6 hereof, the period of time for which Executive shall be prohibited pursuant to
Section 6 hereof shall be the maximum time permitted by law.

     7. PROPRIETARY INFORMATION AND PROPERTY. Employee shall not, at any time during or following employment with the Corporation, disclose or use, except in the course of his employment with the Corporation or as may be required by law, any confidential or proprietary information of the Corporation received by Employee while employed hereunder, whether such information is in Employee's memory or embodied in writing or other physical form.

     Confidential or proprietary information is information which is not generally available to the general public, or Corporation's competitors, or ascertainable through common sense or general business knowledge; including, but not limited to data, compilations, methods, financial data, financial plans, business plans, product plans, lists of actual or potential customers, and marketing information regarding executives and employees.

     All records, files or other objects maintained by or under the control, custody or possession of the Corporation or its agents in their capacity as agents shall be and remain the Corporation's property. Upon termination of his employment, Employee shall return to the Corporation all property (including, but not limited to, equipment, records, files, documents, credit cards, and keys) which he received in connection with his employment. At the Corporation's request, Employee shall bring current all such records, files or documents before returning them.


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     Upon notice of cessation of his employment with the Corporation, Employee shall fully cooperate with the Corporation in winding up his pending work and transferring his work to those individuals designated by the Corporation.

     The terms and conditions of this Section 7 shall survive expiration or termination of this Agreement or Employee's employment and shall not be affected by any change or modification of this Agreement unless specific reference is made to this Section 7.

     8. CHANGE IN CONTROL.

          (a) For purposes of this Agreement, "Change in Control" shall mean:

               (i) The acquisition by any entity or person, which theretofore beneficially owned less than 50% of the Corporation's common stock in a transaction or series of transactions which results in such entity or person beneficially owning 50% or more of the Corporation's common stock or voting power, where beneficial ownership and the percentages of shares outstanding are determined pursuant to Sections 13(d) and
          (g) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder; or

               (ii) The merger, share exchange, or consolidation of the Corporation with one or more corporations in a transaction or series of transactions where the common stock of the Corporation is exchanged for less than 50% of the voting stock of the resulting or surviving corporation, including, without limitation, an exchange of the common stock of the Corporation for cash; or


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               (iii) The sale, assignment, transfer, pledge, hypothecation or other disposition of assets (except a pledge, hypothecation or other similar disposition made at the time the Corporation enters into a bona fide financing transaction with a party which at the time of such transaction is not an affiliate of the Corporation) of the Corporation having a value in excess of 50% of the consolidated total assets of the Corporation.

               (iv) The individuals who, as of the date of this Agreement, are members of the Board of Directors (the "Incumbent Board"), cease for any reason to constitute at least two-thirds of the members of the Board; provided, however, that if the election, or nomination for election by the Corporation's common stockholders of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board.

A Change in Control shall not include a transaction, or series of transactions, whereby the Corporation becomes a subsidiary of a holding company if the shareholders of the holding company are substantially the same as the shareholders of the Corporation prior to such transaction or series of series of transactions.

          (b) After the occurrence of a Change in Control, Employee shall be entitled to receive payments and benefits pursuant to Section 8 of this Agreement in the following circumstances:

               (i) If within one year after the occurrence of a Change in Control, the Corporation (or any successor in interest)


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          terminates Employee's employment for reasons other than Cause,
          Disability, or Death.

               (ii) If within one year after the occurrence of a Change in Control, the Employee terminates his employment with the Corporation (or any successor in interest) for "Good Reason." For purposes of this Agreement "Good Reason" shall mean the occurrence after a Change in Control of any of the following events or conditions:

                    (1) a change in the Employee's status, titles, positions, or responsibilities (including reporting responsibilities) which, in the Employee's reasonable judgment represents an adverse change from his status, titles, positions, or responsibilities in effect immediately prior thereto; the assignment to Employee of any duties or responsibilities which, in the Employee's reasonable judgment, are inconsistent with his status, titles, positions or responsibilities; or any removal of Employee from or failure to reappoint or re-elect him to any of such positions, status, or titles, except in connection with the termination of his employment for Disability, Cause, or death, or by the Employee other than for Good Reason;

                    (2) a reduction in the Employee's base salary and/or any
               material adverse change in the bonus program applicable to the Employee;

                    (3) the Corporation's requiring the Employee to be based at any place outside a thirty (30) mile radius from Raleigh, North Carolina, except for reasonably required travel on the Corporation's business which is


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               not substantially greater than such travel requirements prior to the Change in Control;

                    (4) the failure by the Corporation to continue in effect any compensation, welfare, or benefit plan in which Employee is participating at the time of a Change in Control without substituting plans providing Employee with substantially similar or greater benefits, or the taking of any action by the Corporation which would adversely affect Employee's participation in or materially reduce Employee's benefits under, any of such plans or deprive Employee of any material fringe benefit enjoyed by Employee at the time of the Change in Control;

                    (5) any purported termination of Employee's employment for
               Cause or Disability without grounds therefor;

                    (6) any breach by the Corporation of any provision of this
               Agreement; or

                    (7) the failure of the Corporation to obtain an agreement, satisfactory to the Employee, from any successor or assign of the Corporation to assume and agree to perform all of the provisions of this Agreement; or,

                    (8) the principal executive offices of the Corporation being located outside of a thirty (30) mile radius of Raleigh, North Carolina.


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          (c) In the event that Employee's employment with the Corporation terminates under any of the circumstances described above in this Section 8, Employee shall be entitled to receive all of the following:

               (i) all accrued compensation and any pro rata bonuses to which he may be entitled and which Employee may have earned up to the date of termination;

               (ii) a severance payment equal to one and one-half (1.5) times the amount of the Employee's current annual compensation plus a bonus equal to 50% of the Employee's then current annual salary; provided, however, that in no case shall the amount used for such annual compensation or bonus be less than those amounts immediately prior to the Change in Control. The severance payment shall be paid in a lump sum upon the date of termination;

               (iii) a continuation of benefits. The Corporation shall maintain in full force and effect, for one (1) year after the date of termination, all life insurance, health, accidental death and dismemberment, and disability plans and other benefit programs in which Employee is entitled to participate immediately prior to the termination, provided that Employee's continued participation is possible under the general terms and provisions of such plans and programs. Employee's continued participation in such plans and programs shall be at no greater cost to Employee than the cost he bore for such participation immediately prior to termination. If Employee's participation in any such plan or program is barred, the Corporation shall arrange upon comparable terms, and at no greater cost to Employee than the cost he bore for such plans and programs prior to termination, to provide Employee with benefits substantially similar to, or


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          greater than, those which he is entitled to receive under any such plan or program; and,

               (iv) a lump sum payment (or otherwise as specified by Employee to the extent permitted by the applicable plan) of any and all amounts contributed to a Corporation pension or retirement plan which Employee is entitled to under the terms of any such plan.

     9. REMEDIES. Employee agrees that his breach or violation of Section 6 will result in immediate and irreparable harm to the Corporation for which legal remedies would be inadequate. Therefore, in addition to any legal or other relief to which the Corporation may be entitled, the Corporation may seek legal and equitable relief, including but not limited to, preliminary and permanent injunctive relief.

     10. EMPLOYEE REPRESENTATION. Employee represents and warrants that his employment and obligations under this Agreement will not breach any duty or obligation he owes to another person or entity.

     11. WAIVER OF BREACH. The Corporation's or Employee's waiver of any breach of a provision of this Agreement shall not waive any subsequent breach by the other party.

     12. ENTIRE AGREEMENT. This Agreement including any exhibit or attachment hereto: (i) supersedes all other understandings and agreements, oral or written, between the parties with respect to the subject matter of this Agreement including any exhibit or attachment hereto; and (ii) constitutes the sole agreement between the parties with respect to this subject matter. Each party acknowledges that: (i) no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement including any exhibit or attachment hereto; and (ii) no agreement, statement or promise not contained in this


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Agreement shall be valid. No change or modification of this Agreement shall be valid or binding upon the parties unless such change or modification is in writing and is signed by the parties.

     13. SEVERABILITY. If a court of competent jurisdiction holds that any provision or sub-part thereof contained in this Agreement is invalid, illegal or unenforceable, that invalidity, illegality or unenforceability shall not affect any other provision in this Agreement.

     14. PARTIES BOUND. The terms, provisions, covenants and agreements contained in this Agreement shall apply to, be binding upon and inure to the benefit of the Corporation's successors and assigns. Employee may not assign this Agreement without the Corporation's prior written consent.

     15. GOVERNING LAW. This Agreement and the employment relationship created by it shall be governed by North Carolina law. The parties hereby consent to exclusive jurisdiction in North Carolina for the purpose of any litigation relating to this Agreement and agree that any litigation by or involving them relating to this Agreement shall be conducted in the court of Wake County or the federal court of the United States for the Eastern District of North Carolina.


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     IN WITNESS WHEREOF, the parties have entered into this Agreement on the day and year written below.

                                        EMPLOYEE


March 30, 2004                          /s/ James P. Frey
Date                                    ----------------------------------------
                                        JAMES P. FREY


                                        WINSTON HOTELS, INC.


March 30, 2004                          /s/ Robert W. Winston
Date                                    ----------------------------------------
                                        ROBERT W. WINSTON
                                        Chief Executive Officer


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